Exhibit 10.20

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into as of November 6, 2017, by and between Dermira, Inc., a Delaware corporation (“Dermira”), and UCB Pharma S.A., a limited liability corporation incorporated under the laws of Belgium (“UCB”).  Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Development Agreement (as defined below).

Recitals

Whereas, Dermira and UCB previously entered into that certain Development and Commercialisation Agreement, dated as of March 21, 2014 (the “Development Agreement”).

Whereas, pursuant to Section 20.8 of the Development Agreement, Dermira may terminate the Development Agreement for no reason at any time after both Parties have received the complete data set used to assess the primary efficacy endpoint of the first Phase 3 Clinical Study.

Whereas, both Parties have received the complete data set used to assess the primary efficacy endpoint of the first Phase 3 Clinical Study.

Whereas, Dermira expressed its intent to terminate the Development Agreement pursuant to Section 20.8.

Whereas, the Parties agree to mutually terminate the Development Agreement for strategic reasons pursuant to the terms of this Agreement.

Agreement

Now, Therefore, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Termination of the Agreement.  The Development Agreement shall terminate on February 15, 2018 (the “Termination Date”).  The termination of the Development Agreement pursuant to this Agreement shall be deemed a termination of the Development Agreement pursuant to Section 20.8 thereof and a Non-Breach Termination for all purposes under the Development Agreement.  Notwithstanding the Termination Date, Dermira will use commercially reasonable efforts to assist UCB on the implementation of the transition plan agreed to by UCB and Dermira concurrently with the execution of this Agreement, the final version of which was exchanged by the parties with the fully-executed version of this Agreement (the “Transition Plan”) in accordance with the terms of this Agreement.

2.Amendment of Section 21.5(b)(ii)(A).  Section 21.5(b)(ii)(A) of the Development Agreement, which shall survive the termination of the Development Agreement pursuant to its terms, shall be amended and restated to read in its entirety as follows:

“assist UCB in the implementation of the Transition Plan pursuant to the terms of that certain Transition Agreement, dated as of November 6, 2017 (the “Transition Agreement”). Thereafter Dermira shall cease, and shall ensure that its Third Party subcontractors shall cease, all activities relating to the Development of the Development Product in the Development Territory and/or the Dermira Commercial Activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory; and”

3.Addition of Section 21.5(b)(ii)(C).  The following shall be added as Section 21.5(b)(ii)(C) to the Development Agreement:

“Dermira shall make each of Dan Burge, Watiri Kamau-Kelley, Matt Swanson and Jeron Evans available to UCB via telephone or in person at Dermira’s offices for questions and general assistance regarding the clinical development and commercial portions of the Transition Plan at mutually convenient times and upon reasonable notice during normal business hours as reasonably requested by UCB, but in no event with respect to each individual for more than four hours per week commencing on the Termination Date (as defined in the Transition Agreement) and concluding on the date Regulatory Approval is obtained for the Product in the United States for use in the Development Indication; and”

4.Amendment 21.5(g).  Section 21.5(g) of the Development Agreement, which shall survive the termination of the Development Agreement pursuant to its terms, shall be amended and restated to read in its entirety as follows:

“provided that Dermira has complied in all material respects with its obligations pursuant to this Section 21.5, UCB shall pay to Dermira in consideration for the repurchase of all Product rights, licenses and intellectual property (including those granted to Dermira pursuant to Section 14) in the amount of Fifty Million Dollars ($50,000,000) (“Repurchase Payment”), of which Eleven Million Dollars ($11,000,000) shall be paid to Dermira within five Business Days following mutual execution of this Agreement and Thirty-Nine Million Dollars ($39,000,000) will be paid to Dermira thirty days following Regulatory Approval of the Product in the United States for use in the Development Indication.

In the event that UCB licenses the Product in the Promotion Territory prior to paying the full Repurchase Payment to Dermira, the remainder of the purchase price shall be paid to Dermira immediately upon the execution of the agreement providing for such license.  For the avoidance of doubt, UCB shall have no obligation whatsoever to make any of the Development milestone payments to Dermira identified in the table in Section 10.2 as Milestone Numbers 5a, 5b, 5c, 5d and 5e.”

5.Cross-Charges in 2018.   Consistent with the Transition Plan, UCB will provide Dermira with a list of third party contracts to be assumed by UCB and, to the extent permitted under the terms thereof, Dermira shall assign such third party contracts to UCB as of January 1, 2018.  From and after January 1, 2018, UCB shall make all payments due and owing to third parties under the third party contracts for work done from and after January 1, 2018.  During the first quarter and second quarter of 2018, UCB may cross-charge Dermira on a monthly basis for development costs incurred by UCB during the first and second quarter of 2018 up to an aggregate amount of Ten Million Dollars ($10,000,000) based on actual invoices.  Dermira shall pay to UCB the amount of each cross-charge within ten Business Days of receipt of the applicable cross-charge invoice.  If the aggregate cross-charges in first quarter and second quarter of 2018 combined are less than Ten Million Dollars ($10,000,000), then Dermira shall pay to UCB on or before July 30, 2018, the difference between the aggregate cross-charges and Ten Million Dollars ($10,000,000).

6.Resignation of UCB Designee; Amendment of Section 2.5(f).

6.1Pursuant to Section 2.5(f) of the Development Agreement, the current UCB Designee is Emmanuel Caeymaex.  Concurrently with the effectiveness of this Agreement, Mr. Caeymaex shall execute the resignation letter attached hereto as Exhibit A, specifying that Mr. Caeymaex is resigning from the Dermira Board of directors as of the date of this Agreement, and UCB’s right to designate a director nominee to Dermira’s Board of Directors is hereby terminated.

6.2Section 2.5(f) of the Development Agreement shall be amended and restated to read in its entirety as follows:

“[Reserved.]”

7.Miscellaneous.

(a)Entire Agreement.  This Agreement, the Development Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

(b)Further Assurances.  Each Party agrees to execute any instrument, to take any other action and to give any further assurances to effect the intent of this Agreement. In addition, notwithstanding the timelines for completion of the Transition Plan set forth in Exhibit A of this Agreement, (i) if reasonably requested by UCB in connection with responding to any written or oral FDA request, inquiry, inspection, comment or action, or to address clinical development or quality issues relating to the provision of services by Parexel, Dermira shall continue to assist UCB on such matters through the date of Product launch in the United States for use in the Development Indication (but in no event after 30 days following Regulatory Approval for the Product in the United States for use in the Development Indication) and (ii) if reasonably requested by either Party in connection with responding to any compliance or independent audit inquiry or action by a governmental authority or preparation or audit of a Party’s financial statements, the other Party will cooperate with the requesting Party in making appropriate individuals and information available to enable the Party requesting assistance to respond to such inquiry or action or to timely prepare or audit its financial statements, provided that confidential information shall not be disclosed to the governmental agency except to the extent required by law.

(c)Other Provisions.  Sections 23, 25, 26, 27, 28, 29, 31, 32 and 33 of the Development Agreement are hereby incorporated into this Agreement mutatis mutandis.

(d)Signature.  Electronic, pdf and facsimile signatures shall be deemed originals and binding as such.

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Exhibit 10.20

In Witness Whereof, Dermira and UCB have executed this Transition Agreement as of the date first set forth above.

DERMIRA:

Dermira, Inc.

By:/s/ Thomas G. Wiggans

Name:Thomas G. Wiggans

Title:Chairman and CEO

UCB:

UCB Pharma S.A.

By:/s/ Detlef Thielgen

Name:Detlef Thielgen

Title:EVP – CFO

UCB Pharma S.A.

By:/s/ Emmanuel Caeymaex

Name:Emmanuel Caeymaex

Title:EVP, Immunology PVU Head

[Signature Page to Transition Agreement]

Exhibit 10.20

EXHIBIT A

Resignation Letter

November 6, 2017

Dermira, Inc.
275 Middlefield Road, Suite 150
Menlo Park, California 94025

Re:  Resignation as a Director of Dermira, Inc.

Ladies and Gentlemen:

Effective as of the date of this letter, I hereby voluntarily resign (a) as a member of the Board of Directors (the “Board”) of Dermira, Inc. (the “Company”) and any subsidiary of which I am a member and (b) from all committees of the Board and any subsidiary of which I am a member.  I am not resigning because of a disagreement with the Company.

Sincerely,

Emmanuel Caeymaex